FOR IMMEDIATE RELEASE

CAMPBELL REPORTS FIRST-QUARTER FISCAL 2022 RESULTS

•Net Sales decreased 4%; Organic Net Sales decreased 4% cycling retailer inventory recovery in the prior year. Compared to the first quarter of fiscal 2020, net sales increased 2% and organic net sales increased 5%.
•Earnings Before Interest and Taxes (EBIT) decreased 18% to $376 million. Adjusted EBIT decreased 15% to $389 million.
•Earnings Per Share (EPS) from Continuing Operations were $0.86. Adjusted EPS decreased $0.12, or 12%, to $0.89.
•Reaffirms full-year guidance which has been adjusted to reflect the exclusion of unrealized mark-to-market (MTM) gains and losses on outstanding undesignated commodity hedges from Adjusted Net earnings until such time that the related exposure impacts operating results.
•Investor day to be held virtually on December 14, 2021.

CAMDEN, N.J., Dec. 8, 2021—Campbell Soup Company (NYSE:CPB) today reported results for its first-quarter fiscal 2022.

Continuing Operations	Three Months Ended
($ in millions, except per share)	Oct. 31, 2021	Nov. 1, 2020	% Change
Net Sales
As Reported (GAAP)	$2,236	$2,340	(4)%
Organic			(4)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$376	$461	(18)%
Adjusted	$389	$457	(15)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.86	$1.02	(16)%
Adjusted	$0.89	$1.01	(12)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release. Prior-year results are adjusted to reflect the exclusion of unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges.

CEO Comments
Mark Clouse, Campbell’s President and CEO, said, "We are pleased with our first-quarter results as consumer demand for our brands remained elevated, and pricing paired with productivity moderated inflation driven margin pressure. Topline was tempered by the expected cycling of year ago retailer inventory replenishment and some industry-wide supply chain disruptions. We expect the steps we are taking to continue to address labor challenges, drive net price realization and improve productivity will lead to solid year-over-year earnings growth in the second half allowing us to maintain our full-year fiscal 2022 guidance."

Items Impacting Comparability for Continuing Operations
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release. Beginning in fiscal 2022, the company added to the non-GAAP definition of Adjusted Net earnings the exclusion of unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges until such time that the related exposure impacts its operating results. Since these instruments are used to reduce the volatility of commodity price fluctuations in future periods, this adjustment was made to remove the volatility in current results to facilitate the comparison of the company's historical operating results and trends in its underlying operating results.

	Diluted Earnings Per Share
	Three Months Ended
	Oct. 31, 2021	Nov. 1, 2020
As Reported (GAAP)	$0.86	$1.02

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.01	$0.02

Pension and postretirement adjustments	$0.02	$(0.01)

Commodity mark-to-market adjustments	$0.01	$(0.02)
Adjusted*	$0.89	$1.01
*Numbers may not add due to rounding.
Note: For further information, see the Reconciliation of GAAP to Non-GAAP Financial Measures included at the end of this release.

First-Quarter Results from Continuing Operations
Net sales in the quarter, both reported and organic, decreased 4% versus the prior year to $2.24 billion. Pricing and sales allowances had a favorable 4% impact on net sales, however, this was more than offset by a 6% decrease in volume and mix as a result of cycling retailer inventory recovery in the prior-year quarter and supply pressures, as well as some spend back on promotional spending worth 2%.

As anticipated, gross margin decreased to 32.3% from 34.7% last year. Excluding items impacting comparability, adjusted gross margin decreased 200 basis points to 32.5% as higher cost inflation, higher levels of promotional spending and unfavorable mix were partially offset by the benefit of recent pricing actions and supply chain productivity improvements.

Marketing and selling expenses decreased 18% to $170 million driven by lower advertising and consumer promotion expense (A&C) and lower selling expenses. Total A&C was reduced by 31% as investment was moderated to reflect supply pressure, but is expected to normalize as supply strengthens throughout the year.

Administrative expenses increased 11% to $156 million. Excluding items impacting comparability, adjusted administrative expenses increased by $17 million, or 12%, to $154 million due to expenses related to the settlement of certain legal claims and higher general administrative costs, partially offset by benefits of cost savings initiatives.

Other income was $1 million compared to other income of $18 million in the prior year. Excluding items impacting comparability, adjusted other income was $7 million compared to $14 million in the prior year.

As reported EBIT decreased to $376 million from $461 million in the prior year. Excluding items impacting comparability, adjusted EBIT decreased 15% compared to the prior year to $389 million primarily due to lower adjusted gross margin performance, sales volume declines, and higher adjusted administrative expenses, partially offset by lower marketing and selling expenses.

Net interest expense was $47 million compared to $55 million in the prior year reflecting lower levels of debt in the current year. The tax rate was 20.7% compared to 23.9% in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 310 basis points to 20.8% from 23.9% due to the favorable resolution of several tax matters in the first quarter of this fiscal year.

As reported EPS from continuing operations were $0.86 per share compared to $1.02 per share in the prior year. Excluding items impacting comparability, adjusted EPS from continuing operations decreased $0.12, or 12%, compared to the prior year to $0.89 primarily reflecting the decrease in adjusted EBIT, partially offset by a lower adjusted tax rate and lower interest expense.

Cash flows from operations increased from $180 million in the prior year to $288 million in the current year primarily due to changes in working capital, mostly accounts payable and accrued liabilities, partially offset by lower cash earnings. Capital investments were $69 million compared to $74 million in the prior year. In the first quarter of fiscal 2022, the company paid $116 million of cash dividends, reflecting our commitment to shareholder returns. During the first quarter, the company repurchased 1.5 million shares of its common stock at an aggregate cost of $63 million, or an average net price of $42.75 per share, in connection with its share repurchase programs. At the end of the first quarter, the company had approximately $475 million remaining under the current $500 million strategic share repurchase program. The company also has a $250 million anti-dilutive share repurchase program of which approximately $176 million is remaining.

Cost Savings Program from Continuing Operations

In the first quarter, Campbell achieved $15 million under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to approximately $820 million. Campbell remains on track to deliver annualized savings of $850 million by the end of fiscal 2022.

Full-Year Fiscal 2022 Guidance
Campbell continues to expect full-year fiscal 2022 net sales and adjusted EPS performance to be consistent with its guidance provided on September 1, 2021. Beginning in the first quarter, Adjusted Net earnings exclude unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges. Accordingly, fiscal 2021 adjusted results and guidance for adjusted EBIT and adjusted EPS growth rates reflect this change.

Full-year guidance reflects the continued cycling of elevated demand, accelerating inflationary pressures and a constrained labor market partially mitigated by continued in-market momentum and well-executed pricing, productivity plans and cost savings program.

Second quarter top-line performance is expected to sequentially improve year-over-year despite lapping strong prior-year results, as supply begins to recover. Also in the second quarter, with respect to margin, the company expects continued pressure driven by additional core inflation across commodities and higher labor-related costs, without the benefit of a second wave of pricing, which will not be in place until the end of the second quarter.

Although lapping easier comparisons in the second half of the fiscal year, the company expects core inflation of high-single-digits for the year to have a more pronounced impact in the second half. The company expects to manage these inflationary headwinds with positive net price realization, supply chain productivity improvements, and cost savings initiatives. Along with the continued recovery of labor, the company expects these actions to result in margin progress and earnings recovery through the year.

The full-year fiscal 2022 guidance, as adjusted, is set forth in the table below:

Continuing Operations	FY2021 Results (Prior to MTM Change)		MTM Adjustment	FY2021 Results (Reflecting MTM Change)		Prior FY2022 Guidance	FY2021 MTM Adjustment	FY2022 Guidance
($ in millions, except per share)
Net Sales	$8,476			$8,476		(2)% to 0%		(2)% to 0%
Organic Net Sales						(1)% to +1%		(1)% to +1%

Adjusted EBIT	$1,406	*	($50)	$1,356	*	(8)% to (5)%	3.5%	(4.5)% to (1.5)%

Adjusted EPS	$2.98	*	($0.12)	$2.86	*	(8)% to (4)%	4.0%	(4)% to 0%
						$2.75 to $2.85		$2.75 to $2.85

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for fiscal 2022 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

The sale of the Plum baby food and snacks business, which was divested on May 3, 2021, is estimated to have an impact of 1 percentage point on net sales in fiscal 2022.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended Oct. 31, 2021
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$1,266	$970	$2,236

Volume and Mix	(7)%	(4)%	(6)%
Price and Sales Allowances	4%	4%	4%
Promotional Spending	(3)%	(1)%	(2)%
Organic Net Sales	(6)%	(1)%	(4)%
Currency	—%	—%	—%
Divestiture	(2)%	—%	(1)%
% Change vs. Prior Year	(7)%	(1)%	(4)%

Segment Operating Earnings	$280	$128
% Change vs. Prior Year	(17)%	(5)%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter decreased 7%. Organic net sales decreased 6% as favorable price and sales allowances in the quarter were more than offset by volume declines across U.S. retail products, including V8 beverages, Prego pasta sauces, and U.S. soup, as well as in Canada. Volume decreased primarily as a result of cycling the retailer inventory recovery in the prior-year quarter and due to supply constraints. Increased promotional spending relative to moderated levels in the prior-year quarter partly offset the impact of recent price increases. Sales of U.S. soup decreased 2%, cycling a 21% increase in the prior-year quarter, due to declines in ready-to-serve soups and condensed soups, partly offset by gains in broth.

Segment operating earnings in the quarter decreased 17%. The decrease was primarily due to lower gross margin performance and sales volume declines, partially offset by lower marketing and selling expenses. Gross margin performance was impacted by higher cost inflation, higher levels of promotional spending, higher other supply chain costs and unfavorable product mix, partially offset by the benefits of recent pricing actions and supply chain productivity improvements.

Snacks
Net sales in the quarter, both reported and organic, decreased 1% as favorable price and sales allowances were more than offset by volume declines and increased promotional spending compared to moderated levels in the prior-year quarter. Declines in partner brands, Pop Secret popcorn driven by elevated prior year demand, and Late July snacks due to supply pressures were partially offset by gains in Goldfish crackers and Pepperidge Farm cookies. Sales of power brands increased 3%.

Segment operating earnings in the quarter decreased 5% driven by increased administrative expenses due to the settlement of certain legal claims, and a slightly lower gross margin performance, partially offset by lower marketing and selling expenses. Gross margin performance was impacted by higher cost inflation, unfavorable product mix, and higher levels of promotional spending, largely offset by the benefits of recent pricing actions, supply chain productivity improvements, and cost savings initiatives, and lower other supply chain costs.

Corporate
Corporate expense was $32 million in the first quarter of fiscal 2022 compared to expense of $10 million in the prior year. Corporate expense in the first quarter of fiscal 2022 included pension actuarial losses of $6 million, costs of $4 million related to cost savings initiatives and unrealized mark-to-market losses on outstanding undesignated commodity hedges of $3 million. Corporate expense in the first quarter of fiscal 2021 included unrealized mark-to-market gains on outstanding undesignated commodity hedges of $6 million, pension actuarial gains of $4 million and costs related to cost savings initiatives of $5 million.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number 833-968-2192. Participants calling from outside the U.S. may dial in using phone number +1 236-714-2136. The conference access code is 3344435. In addition to dial-in, access to a live audio webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com/events-and-presentations. A recording of the call will also be available until 11:59 p.m. ET on December 22, 2021, at +1 416-621-4642 or 800-585-8367. The access code for the replay is 3344435.

Investor Day

The Company will host a virtual Investor Day on December 14, 2021 where it will share more information on the company’s advantaged position in growing categories and its strategy to unlock its full growth potential. Campbell's Investor Day webcast, along with the associated presentation, will be accessible via the company's investor relations website.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada. The segment included the Plum baby food and snacks business, which was sold on May 3, 2021.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, Emerald nuts, and other snacking products in retail in the U.S. The segment also includes the retail business in Latin America. We refer to the * brands as our "power brands."

As of the beginning of first quarter fiscal 2022, the following changes have occurred:

•Pepperidge Farm cookies, which now incorporates Milano and Farmhouse cookies, is considered a power brand.
•The foodservice and Canadian business formerly in Snacks is managed as part of the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect these changes.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2021 net sales of nearly $8.5 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover,

Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; (2) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (5) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (6) disruptions in or inefficiencies to the company’s supply chain and/or operations, including the impacts of the COVID-19 pandemic; (7) the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; (8) the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; (9) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (10) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (11) changing inventory management practices by certain of the company’s key customers; (12) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (13) product quality and safety issues, including recalls and product liabilities; (14) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (15) the uncertainties of litigation and regulatory actions against the company; (16) the costs, disruption and diversion of management’s attention associated with activist investors; (17) a material failure in or breach of the company’s or the company's vendors' information technology systems; (18) impairment to goodwill or other intangible assets; (19) the company’s ability to protect its intellectual property rights; (20) increased liabilities and costs related to the company’s defined benefit pension plans; (21) the company’s ability to attract and retain key talent; (22) goals and initiatives related to, and the impacts of, climate change, including weather-related events; (23) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (24) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters, other pandemics or other calamities; and (25) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 31, 2021	November 1, 2020
Net sales	$2,236	$2,340
Costs and expenses
Cost of products sold	1,514	1,527
Marketing and selling expenses	170	208
Administrative expenses	156	141
Research and development expenses	21	20
Other expenses / (income)	(1)	(18)
Restructuring charges	—	1
Total costs and expenses	1,860	1,879
Earnings before interest and taxes	376	461
Interest, net	47	55
Earnings before taxes	329	406
Taxes on earnings	68	97
Earnings from continuing operations	261	309
Earnings from discontinued operations	—	—
Net earnings	261	309
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$261	$309
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.86	$1.02
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.86	$1.02
Weighted average shares outstanding - basic	302	302
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.86	$1.02
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.86	$1.02
Weighted average shares outstanding - assuming dilution	303	304

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 31, 2021	November 1, 2020	Percent Change
Sales
Contributions:
Meals & Beverages	$1,266	$1,363	(7)%
Snacks	970	977	(1)%
Total sales	$2,236	$2,340	(4)%
Earnings
Contributions:
Meals & Beverages	$280	$337	(17)%
Snacks	128	135	(5)%
Total operating earnings	408	472	(14)%
Corporate income (expense)	(32)	(10)
Restructuring charges	—	(1)
Earnings before interest and taxes	376	461	(18)%
Interest, net	47	55
Taxes on earnings	68	97
Earnings from continuing operations	261	309	(16)%
Earnings from discontinued operations	—	—
Net earnings	261	309	(16)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$261	$309	(16)%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.86	$1.02	(16)%
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.86	$1.02	(16)%
Beginning in fiscal 2022, the foodservice and Canadian business formerly included in the Snacks segment is now managed as part of the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 31, 2021	November 1, 2020
Current assets	$1,876	$2,463
Plant assets, net	2,355	2,352
Intangible assets, net	7,210	7,327
Other assets	458	275
Total assets	$11,899	$12,417
Current liabilities	$2,338	$2,906
Long-term debt	4,567	4,996
Other liabilities	1,757	1,742
Total equity	3,237	2,773
Total liabilities and equity	$11,899	$12,417
Total debt	$5,047	$6,080
Total cash and cash equivalents	$69	$722

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 31, 2021	November 1, 2020
Cash flows from operating activities:
Net earnings	$261	$309
Adjustments to reconcile net earnings to operating cash flow
Stock-based compensation	14	16
Pension and postretirement benefit income	(9)	(20)
Depreciation and amortization	83	76
Deferred income taxes	20	25
Other	22	22
Changes in working capital
Accounts receivable	(137)	(189)
Inventories	(40)	(38)
Prepaid assets	(5)	8
Accounts payable and accrued liabilities	87	(28)
Other	(8)	(1)
Net cash provided by operating activities	288	180
Cash flows from investing activities:
Purchases of plant assets	(69)	(74)
Purchases of route businesses	—	(1)
Sales of route businesses	1	3
Net cash used in investing activities	(68)	(72)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	371	—
Short-term repayments, including commercial paper	(395)	(123)
Dividends paid	(116)	(108)
Treasury stock purchases	(63)	—
Treasury stock issuances	1	—
Payments related to tax withholding for stock-based compensation	(17)	(13)
Other	(1)	(1)
Net cash used in financing activities	(220)	(245)
Effect of exchange rate changes on cash	—	—
Net change in cash and cash equivalents	—	(137)
Cash and cash equivalents — beginning of period	69	859
Cash and cash equivalents — end of period	$69	$722

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 31, 2021
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; gains or losses on the extinguishment of debt; gains or losses on divestitures; or impairment charges. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.

Beginning in fiscal 2022, the company added to the non-GAAP definition of Adjusted Net earnings the exclusion of unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges until such time that the related exposure impacts its operating results. Since these instruments are used to reduce the volatility of commodity price fluctuations in future periods, this adjustment was made to remove the volatility in current results to facilitate the comparison of the company's historical operating results and trends in its underlying operating results. Prior periods presented have been adjusted retrospectively to reflect this change.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 31, 2021			November 1, 2020			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,266	$(6)	$1,260	$1,363	$(23)	$1,340	(7)%	(6)%
Snacks	970	—	970	977	—	977	(1)%	(1)%
Total Net Sales	$2,236	$(6)	$2,230	$2,340	$(23)	$2,317	(4)%	(4)%

Three Months Ended
	October 31, 2021			October 27, 2019			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,266	$(6)	$1,260	$1,223	$(26)	$1,197	4%	5%
Snacks	970	—	970	960	(25)	935	1%	4%
Total Net Sales	$2,236	$(6)	$2,230	$2,183	$(51)	$2,132	2%	5%
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, a deferred tax charge related to a legal entity reorganization, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted Earnings from continuing operations:
(1)The company has implemented several cost savings initiatives in recent years.

In the first quarter of fiscal 2022, the company recorded implementation costs and other related costs of $2 million in Administrative expenses and $2 million in Cost of products sold (aggregate impact of $3 million after tax, or $.01 per share) related to these initiatives. In the first quarter of fiscal 2021, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $4 million in Administrative expenses and $1 million in Cost of products sold (aggregate impact of $5 million after tax, or $.02 per share) related to these initiatives. For the year ended August 1, 2021, the company recorded Restructuring charges of $21 million and implementation costs and other related costs of $28 million in Administrative expenses, $3 million in Cost of products sold, and $1 million in Marketing and selling expenses (aggregate impact of $40 million after tax, or $.13 per share) related to these initiatives.
(2)In the first quarter of fiscal 2022, the company recognized actuarial losses in Other expenses / (income) of $6 million ($5 million after tax, or $.02 per share). In the first quarter of fiscal 2021, the company recognized actuarial gains in Other expenses / (income) of $4 million ($3 million after tax, or $.01 per share). The actuarial gains and losses related to the remeasurements of a U.S. and a Canadian pension plan. These interim remeasurements were each due to lump sum distributions that exceeded or are expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended August 1, 2021, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $203 million ($155 million after tax, or $.51 per share).
(3)In the first quarter of fiscal 2022, the company recognized losses in Cost of products sold of $3 million ($2 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the first quarter of fiscal 2021, the company recognized gains in Cost of products sold of $6 million ($5 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended August 1, 2021, the company recognized gains in Cost of products sold of $50 million ($38 million, or $.12 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)For the year ended August 1, 2021, the company recorded a $19 million ($.06 per share) deferred tax charge in connection with a legal entity reorganization as part of the continued integration of Snyder's-Lance, Inc.
(5)For the year ended August 1, 2021, the company recorded a loss in Other expenses / (income) of $11 million (and a gain of $3 million after tax, or $.01 per share) on the sale of its Plum baby food and snacks business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 31, 2021			November 1, 2020
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$722	$5	$727	$813	$(5)	$808	(10)%
Gross margin percentage	32.3%		32.5%	34.7%		34.5%	(200) pts

Administrative expenses	$156	$(2)	$154	$141	$(4)	$137	12%
Other expenses / (income)	$(1)	$(6)	$(7)	$(18)	$4	$(14)
Restructuring charges	$—	$—	$—	$1	$(1)	$—

Earnings before interest and taxes	$376	$13	$389	$461	$(4)	$457	(15)%
Interest, net	47	—	47	55	—	55	(15)%
Earnings before taxes	$329	$13	$342	$406	$(4)	$402
Taxes	68	3	71	97	(1)	96
Effective income tax rate	20.7%		20.8%	23.9%		23.9%	(310) pts
Earnings from continuing operations	$261	$10	$271	$309	$(3)	$306	(11)%
Earnings from discontinued operations	—	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$261	$10	$271	$309	$(3)	$306	(11)%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.86	$.03	$.89	$1.02	$(.01)	$1.01	(12)%
Diluted earnings per share - discontinued operations	—	—	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.86	$.03	$.89	$1.02	$(.01)	$1.01	(12)%
(a)See following tables for additional information.

	Three Months Ended
	October 31, 2021
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross margin	$2	$—	$3	$5
Administrative expenses	(2)	—	—	(2)
Other expenses / (income)	—	(6)	—	(6)
Earnings before interest and taxes	$4	$6	$3	$13
Interest, net	—	—	—	—
Earnings before taxes	$4	$6	$3	$13
Taxes	1	1	1	3
Earnings from continuing operations	$3	$5	$2	$10
Earnings from discontinued operations	—	—	—	—
Net earnings attributable to Campbell Soup Company	$3	$5	$2	$10
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.01	$.02	$.01	$.03
Diluted earnings per share - discontinued operations	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company*	$.01	$.02	$.01	$.03
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	November 1, 2020
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross margin	$1	$—	$(6)	$(5)
Administrative expenses	(4)	—	—	(4)
Other expenses / (income)	—	4	—	4
Restructuring charges	(1)	—	—	(1)
Earnings before interest and taxes	$6	$(4)	$(6)	$(4)
Interest, net	—	—	—	—
Earnings before taxes	$6	$(4)	$(6)	$(4)
Taxes	1	(1)	(1)	(1)
Earnings from continuing operations	$5	$(3)	$(5)	$(3)
Earnings from discontinued operations	—	—	—	—
Net earnings attributable to Campbell Soup Company	$5	$(3)	$(5)	$(3)
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.02	$(.01)	$(.02)	$(.01)
Diluted earnings per share - discontinued operations	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.02	$(.01)	$(.02)	$(.01)

Year Ended
(millions, except per share amounts)	August 1, 2021
Gross margin, as reported	$2,811
Add: Restructuring charges, implementation costs and other related costs (1)	3
Adjusted Gross margin	$2,814
Adjusted Gross margin percentage	33.2%
Deduct: Commodity mark-to-market adjustments (3)	(50)
Adjusted as recast Gross margin	$2,764
Adjusted as recast Gross margin percentage	32.6%
Earnings before interest and taxes, as reported	$1,545
Add: Restructuring charges, implementation costs and other related costs (1)	53
Deduct: Pension and postretirement adjustments (2)	(203)
Add: Divestiture (5)	11
Adjusted Earnings before interest and taxes	$1,406
Deduct: Commodity mark-to-market adjustments (3)	(50)
Adjusted as recast Earnings before interest and taxes	$1,356
Interest, net, as reported	$209
Adjusted Earnings before taxes	$1,197
Adjusted as recast Earnings before taxes	$1,147
Taxes on earnings, as reported	$328
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	13
Deduct: Tax expense from pension and postretirement adjustments (2)	(48)
Deduct: Tax expense from deferred tax charge (4)	(19)
Add: Tax benefit from divestiture (5)	14
Adjusted Taxes on earnings	$288
Adjusted effective income tax rate	24.1%
Deduct: Tax expense from commodity mark-to-market adjustments (3)	(12)
Adjusted as recast Taxes on earnings	$276
Adjusted as recast effective income tax rate	24.1%
Earnings from continuing operations, as reported	$1,008
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	40
Deduct: Net adjustment from pension and postretirement adjustments (2)	(155)
Add: Net adjustment from deferred tax charge (4)	19
Deduct: Net adjustment from divestiture (5)	(3)
Adjusted Earnings from continuing operations	$909
Deduct: Net adjustment from commodity mark-to-market adjustments (3)	(38)
Adjusted as recast Earnings from continuing operations	$871
Loss from discontinued operations, as reported	$(6)
Adjusted Net earnings attributable to Campbell Soup Company	$903
Adjusted as recast Net earnings attributable to Campbell Soup Company	$865
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$3.30
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.13
Deduct: Net adjustment from pension and postretirement adjustments (2)	(.51)
Add: Net adjustment from deferred tax charge (4)	.06
Deduct: Net adjustment from divestiture (5)	(.01)
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.98
Deduct: Net adjustment from commodity mark-to-market adjustments (3)	(.12)
Adjusted as recast Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$2.86

Year Ended
(millions, except per share amounts)	August 1, 2021
Diluted loss per share - discontinued operations, as reported	$(.02)
Diluted net earnings per share attributable to Campbell Soup Company, as reported*	$3.29
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.13
Deduct: Net adjustment from pension and postretirement adjustments (2)	(.51)
Add: Net adjustment from deferred tax charge (4)	.06
Deduct: Net adjustment from divestiture (5)	(.01)
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.96
Deduct: Net adjustment from commodity mark-to-market adjustments (3)	(.12)
Adjusted as recast Diluted net earnings per share attributable to Campbell Soup Company	$2.84
*The sum of individual per share amounts may not add due to rounding.